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                                                                   EXHIBIT 99.1

                                   [GTI LOGO]

FOR IMMEDIATE RELEASE


          Golden Telecom, Inc. Appoints Robert J. Amman as Director and
                             Chairman of the Board.


October 2, 2000 -- Golden Telecom, Inc. ("GTI") (Nasdaq: GLDN), a leading telecommunications and Internet services provider across Russia and member countries of the Commonwealth of Independent States (CIS), today announced that Robert J. Amman has been named as a director and Chairman of the Board of GTI, effective September 19, 2000.

Amman was also appointed Chairman and Chief Executive Officer of Global TeleSystems, Inc. ("GTS") on September 19, 2000. He has been the President and Chief Operating Officer of GTS since March, 1999 and a director of GTS since May, 1998. GTS is the leading provider of e*business and borderless broadband services across Europe, serving businesses and carriers with a range of broadband, hosting, Internet/IP and voice services.

Robert J. Amman possesses extensive experience in the telecommunications, data processing and financial services industries. In 1987, Mr. Amman managed an $850 million recapitalization of Western Union Corporation concurrent with Western Union's acquisition of ITT Worldcom. Following the recapitalization, which included $500 million of new financing, Amman became the President and Chief Executive Officer of Western Union and developed the firm into a highly profitable, marketing-driven, international consumer financial services company. In 1994, he engineered the sale of Western Union to First Financial Management Corporation ("FFMC"). From 1995-1998, he was Chairman, President and Chief Executive Officer of John H. Harland Company, the printing services and database marketing firm.

About Golden Telecom, Inc.

Golden Telecom, Inc. is a leading facilities-based provider of integrated telecommunications and Internet services throughout Russia and other countries of the Commonwealth of Independent States (CIS). It operates through several affiliated companies under the Golden Telecom trademark. Golden Telecom offers competitive local exchange carrier services using its local access overlay networks in Moscow, Kiev and Saint Petersburg. In addition, the company offers data and long-distance services using a fiber optic and satellite-based network -- including more than 100 combined network access points in Russia and other countries of the CIS. Golden Telecom also provides mobile services using cellular networks in Kiev.

Arlington, Virginia-based Global TeleSystems (GTS), (NYSE: GTS; Easdaq: GTSG;
Frankfurt: GTS), (www.gtsgroup.com) holds approximately sixty-three percent of Golden Telecom's outstanding shares.

For additional information, contact:
Golden Telecom, Inc.  Moscow
Investor Relations
Tel.: +7 501 797-9309
Fax:  +7 501 797-9332
e-mail: InvestorRelations@gti.ru

or

Irena Fadeeva
Tel.: +7 501 960-2794
Fax:   7 501 258-4169
e-mail: irena@online.ru

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements are contained in the Company's filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's prospectus dated June 30, 2000 included in the Registration Statement No. 333-39260 on Form S-1, the Company's reports on Form 10-Q for the quarter ended March 31, 2000, and the Company's annual report on Form 10-K for the year ended December 31, 1999. Additional information may also be contained in the filings with the U.S. Securities and Exchange Commission submitted by Global TeleSystems, Inc., the majority shareholder in the Company.